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                                     FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

     (Print or Type Responses)

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Miller, III                          Lloyd                  I.
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   (Last)                           (First)             (Middle)

4550 Gordon Drive
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                                    (Street)

Naples                              Fl                  34102
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   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Fairmarket Inc. - FAIM
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________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person, if an entity (Voluntary)

###-##-####
________________________________________________________________________________
4.   Statement for Month/Year

     October, 2001
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________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [x]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [x]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                           6.
                                                            4.                              5.             Owner-
                                                            Securities Acquired (A) or      Amount of      ship
                                               3.           Disposed of (D)                 Securities     Form:     7.
                                               Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.               Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction      (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security             Date             ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                   (Month/Day/Year)   Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
----------------------------------------------------------------------------------------------------------------------------------

Common Stock                 10/9/01              P              8,600        A     $0.85                    I       By Lloyd I.
                                                                                                                     Miller, III,
                                                                                                                     Trust A-4
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Common Stock                 10/24/01             P               1,100       A     $0.90273   1,051,188(1)  I       By Lloyd I.
                                                                                                                     Miller, III,
                                                                                                                     Trust A-4
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Common Stock                 10/4/01              P               6,000       A     $0.85                    I       By Milfam II,
                                                                                                                     L.P.
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Common Stock                 10/17/01             P              19,700       A     $0.837462                I       By Milfam II,
                                                                                                                     L.P.
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Common Stock                 10/23/01             P              17,300       A     $0.94711     857,475(1)  I       By Milfam II,
                                                                                                                     L.P.
==================================================================================================================================


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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:
(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.



/s/ Lloyd I. Miller, III                                         11/7/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                    2 of 4

________________________________________________________________________________
1.   Name and Address of Reporting Person

Miller, III                          Lloyd                   I.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Fairmarket Inc. - FAIM
--------------------------------------------------------------------------------
________________________________________________________________________________
3.   Statement for Month/Year

     October, 2001
     ---------------------------------------------------------------------------
________________________________________________________________________________
(Continued)
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                           6.
                                                            4.                              5.             Owner-
                                                            Securities Acquired (A) or      Amount of      ship
                                               3.           Disposed of (D)                 Securities     Form:     7.
                                               Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.               Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction      (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security             Date             ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                   (Month/Day/Year)   Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 10/1/01             P              95,872       A     $0.90     566,459(1)     I        By Lloyd I.
                                                                                                                     Miller, III,
                                                                                                                     Trust C
----------------------------------------------------------------------------------------------------------------------------------
Common Stock                 10/3/01             P              12,700       A     $0.85     599,065        D
----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                 176,253(1)     I        By Milfam I,
                                                                                                                     L.P.
----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                  15,400(1)     I        By Lloyd I.
                                                                                                                     Miller, III,
                                                                                                                     LLC
---------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                  15,000(1)      I       By Lloyd I.
                                                                                                                     Miller III,
                                                                                                                     co-trustee,
                                                                                                                     Crider GST
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Common Stock                                                                                   9,000(1)      I       By Wife
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Common Stock                                                                                  10,500(1)      I       By Lloyd I.
                                                                                                                     Miller, III,
                                                                                                                     custodian
                                                                                                                     under Florida
                                                                                                                     UGMA for
                                                                                                                     Tyler Dulmage
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Common Stock                                                                                  10,500(1)      I       By Lloyd I.
                                                                                                                     Miller, III,
                                                                                                                     custodian
                                                                                                                     under Florida
                                                                                                                     UGMA for
                                                                                                                     Wylie Dulmage
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Common Stock                                                                                  15,400(1)      I       By Lloyd I.
                                                                                                                     Miller, III,
                                                                                                                     Trustee
                                                                                                                     GST f/b/o
                                                                                                                     Kimberly I.
                                                                                                                     Miller
==================================================================================================================================

                                    3 of 4

________________________________________________________________________________
1.   Name and Address of Reporting Person

Miller, III                          Lloyd                   I.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Fairmarket Inc. - FAIM
--------------------------------------------------------------------------------
________________________________________________________________________________
3.   Statement for Month/Year

     October, 2001
     ---------------------------------------------------------------------------
________________________________________________________________________________
(Continued)
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                           6.
                                                            4.                              5.             Owner-
                                                            Securities Acquired (A) or      Amount of      ship
                                               3.           Disposed of (D)                 Securities     Form:     7.
                                               Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.               Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction      (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security             Date             ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                   (Month/Day/Year)   Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                                                                                12,800(1)       I        By Lloyd I.
                                                                                                                     Miller, III,
                                                                                                                     custodian
                                                                                                                     under
                                                                                                                     Florida UGMA
                                                                                                                     for Alexandra
                                                                                                                     B. Miller
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Common Stock                                                                                12,900(1)       I        By Lloyd I.
                                                                                                                     Miller, III,
                                                                                                                     Trustee GST
                                                                                                                     f/b/o
                                                                                                                     Catherine C.
                                                                                                                     Miller
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